EXHIBIT 4.3




                                  July 3, 1996

Marvin Traub Associates, Inc.
535 Madison Avenue
3rd Floor
New York, New York  10022

         RE:      CONSULTING AGREEMENT

Gentlemen:

         On November 1, 1993, The Prime Group, Inc. (the "Company") and Marvin Traub Associates, Inc. ("MTA") entered into a letter agreement of that date pursuant to which MTA agreed to provide certain consulting and advisory services on behalf of the Company in connection with the Company's general marketing concepts, shopping center development activities and retail tenant relations (the "1993 Agreement"). Since the date of the 1993 Agreement, the retail division of the Company formed Prime Retail, L.P. ("Prime"), a separate public entity, to engage in retail development activities. The purpose of this letter is to confirm that all of the Company's rights and obligations under the 1993 Agreement have been assigned to Prime, and that the services currently provided by MTA pursuant to the 1993 Agreement are provided on behalf of Prime and shall continue to be provided on behalf of Prime pursuant to the following terms and conditions specified herein. Upon full execution of this letter agreement by Prime and MTA, this letter agreement shall supersede the 1993 Agreement in its entirety.

         1. Engagement. Prime retains MTA to perform, and MTA hereby agrees to perform, consulting and advisory services for Prime during the Term (as hereinafter defined) in connection with Prime's general marketing concepts, shopping center development activities and retail tenant relations. In addition to the foregoing, Prime may seek to engage MTA on behalf of itself and its affiliates in respect of additional real estate activities both in the United States and abroad on such terms and conditions as the parties shall mutually agree.

         Such consulting and advisory services shall be performed at such times (to be consistent with other contractual commitments of MTA) and at such locations as shall be mutually satisfactory to MTA and Prime. MTA is being engaged as an independent contractor and will not be an agent of Prime, and, except as provided in Paragraph 5 hereof, directors, officers and employees of MTA shall act solely on behalf of MTA and shall not be directors, officers, employees or agents of Prime.





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Marvin Traub Associates, Inc.
July 3, 1996
Page 2




         The services to be performed by MTA hereunder shall be performed by Marvin S. Traub.

         2. Cash Compensation and Expenses. Prime shall pay to MTA $5,000 per month for its services during the Term. Prime will not withhold any wage or employment taxes in respect to such compensation, but will issue MTA information reports relating thereto, as required by applicable law and regulations.

         MTA also will be reimbursed by Prime for all reasonable business and travel expenses incurred or paid by MTA during the Term in the course of MTA's performance of services for Prime hereunder, promptly following submission of customary documentation therefor.

         3. Stock Options. Upon Marvin S. Traub's initial election as a director of Prime Retail, Inc., Prime Retail, Inc. granted to MTA options to acquire 15,000 shares of common stock of Prime Retail, Inc. at a per share exercise price equal to the initial public offering price of shares of Prime Retail Inc.'s common stock (the "First Grant"). The options granted pursuant to the First Grant are exercisable at any time or from time to time from the date of grant until ninety (90) days after Marvin S. Traub ceases to be a director of Prime Retail, Inc. In addition to the foregoing, Prime Retail, Inc. shall grant to MTA options to acquire an additional 30,000 shares of common stock of Prime Retail, Inc. at the close of business on July 3, 1996 at a per share exercise price equal to the "Fair Market Value" per share of common stock of Prime Retail, Inc. as determined in accordance with Section 2.13(b) of the Prime Retail, Inc. 1995 Stock Incentive Plan (the "Second Grant"). The options granted pursuant to the Second Grant shall be exercisable at any time or from time to time from the date of grant until ninety (90) days after Marvin S. Traub ceases to be a director of Prime Retail, Inc.

         4. Term. The term (the "Term") of MTA's consultancy hereunder shall commence on the date hereof and shall end at such time as Marvin S. Traub shall cease to serve as a director of Prime Retail, Inc.

         5.  Directorship.   Marvin S. Traub  agrees  to continue to serve  as a
member of the board of directors of Prime Retail, Inc.




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Marvin Traub Associates, Inc.
July 3, 1996
Page 3


         6. Confidential Information. During the Term, MTA shall, and shall cause its directors, officers and employees to, keep secret and retain in strictest confidence, and shall not use for its benefit or the benefit of others, nor permit its directors, officers or employees to use for their benefit or the benefit of others, any and all confidential information relating to Prime disclosed to MTA in the course of its consultancy, including, without limitation, trade secrets, customer lists and other secret or confidential aspects of Prime's business, and

MTA shall not disclose such information, nor permit its directors, officers or employees to disclose such information to anyone outside Prime or any of its affiliates, except in the performance by MTA of its services hereunder or as required by law in connection with any judicial or administrative proceeding or inquiry (provided prior written notice thereof is given by MTA to Prime) or with Prime's prior written consent, unless such information is known generally to the public or the trade through sources other than MTA's (or its directors', officers' or employees') unauthorized disclosure.

         7. Entire Agreement. This Agreement contains the entire Agreement between the parties hereto with respect to the subject matter hereof and supersedes all other agreements (including the 1993 Agreement) and understandings with respect thereto, oral or otherwise.

         8. Amendment. No amendment, modification or waiver of this agreement or any of its provisions shall be binding unless made in writing and signed by both parties hereto, except in the case of a waiver or consent, which shall be signed by the party against which enforcement is sought.

         9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

         10.  Counterparts.   This  Agreement  may  be executed in  one or  more
counterparts, each of when which when taken together shall constitute one and the same instrument.





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Marvin Traub Associates, Inc.
July 3, 1996
Page 4



         If the foregoing accurately reflects the agreement between us, please confirm your approval and acceptance of the terms and conditions of the agreement set forth herein by signing the enclosed copy of this letter and returning it to the undersigned.

                                 Very truly yours,

                                 PRIME RETAIL, L.P.

                                 By:      Prime Retail, Inc.


                                 By: /s/ C. Alan Schroeder
                                     ----------------------------
                                     C. Alan Schroeder
                                     Senior Vice President -
                                     General Counsel and Secretary

Agreed and Accepted as of
the Date Written Above:

MARVIN TRAUB ASSOCIATES, INC.



By: /s/ Marvin S. Traub
    -------------------
      Marvin S. Traub
      Chairman


/s/ Marvin S. Traub
---------------------
      Marvin S. Traub






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